July 24, 2002


Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, Nevada 89109

         Re:      Riviera Holdings Corporation
                  11% Senior Secured Notes Due 2010

Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form S-4, together with any amendments thereto (the "Registration Statement") filed by Riviera Holdings Corporation, a Nevada corporation (the "Company"), and the additional registrants specified in the Registration Statement in connection with the Company's exchange offer relating to its 11% Senior Secured Notes due 2010 in the aggregate principal amount of $215,000,000.

         We hereby consent to being named in the Registration Statement as special Nevada counsel to the Company with respect to only those matters of Nevada's gaming laws, gaming regulations and legal conclusions with respect thereto set forth in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                      Sincerely,

                                                      SCHRECK BRIGNONE GODFREY